Exhibit 10.1


                       AMENDMENT NO. 4 AND WAIVER NO. 1 TO

                          $325,000,000 CREDIT AGREEMENT


         AMENDMENT NO. 4 and WAIVER NO. 1, dated as of November 29, 2002 (this "Amendment No. 4"), to the $325,000,000 Credit Agreement dated July 26, 2000, as amended by Amendment No. 1 thereto dated as of July 23, 2001, Amendment No. 2 thereto dated as of November 14, 2001, Amendment No. 3 thereto dated as of March 6, 2002, and by the Letter Amendment thereto dated as of April 11, 2002 (as heretofore so amended, supplemented by the Guaranty Supplements and otherwise modified in accordance with its terms, the "Credit Agreement") among NTELOS Inc. (formerly known as CFW Communications Company), a Virginia corporation (the "Borrower"), the Subsidiary Guarantors party thereto, the Lender Parties party thereto, Morgan Stanley Senior Funding, Inc., as Lead Arranger, Sole Book Runner and Administrative Agent (the "Administrative Agent"), First Union National Bank, as Syndication Agent, SunTrust Bank, as Documentation Agent, Morgan Stanley & Co., Incorporated, as Collateral Agent, Bank of America, N.A., as Managing Agent, and Branch Banking and Trust Company, as Managing Agent.

         PRELIMINARY STATEMENTS:

         (1) The Borrower is the borrower under the Loan Documents (as defined in the Credit Agreement).

         (2) Each Subsidiary of the Borrower is a Guarantor under the Loan Documents, including, without limitation, the Credit Agreement and the Guaranties.

         (3) The Borrower and the Guarantors are grantors under the Collateral Documents (as defined in the Credit Agreement), including, without limitation, the Security Agreement dated July 26, 2000 as supplemented from time to time in accordance with its terms.

         (4) The Borrower has asked the Lenders, and the Lenders party hereto are willing, on the terms and conditions set forth below, to amend the Credit Agreement, and for a limited period only, to waive compliance with certain provisions of the Credit Agreement.

         Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

         Section 2. Waivers. (a) Pledged Accounts. The Lenders party hereto hereby waive compliance by the Borrower, on an interim basis until Waiver Termination only, any Default or Event of Default that may have occurred or may occur solely by reason of the failure of any Loan Party to deliver to the Collateral Agent within the requisite period specified in the Loan Documents (including without limitation failure to deliver within the period specified in Section 5.01(j)(iv) of the Credit Agreement, but excluding for purposes of such waiver any failure to deliver within the period specified in Section 5.01(s) of the Credit Agreement as amended by this Amendment No. 4) an executed Pledged Account Letter in respect of each Pledged Account (each term as defined in the Security Agreement) set forth in Schedule A attached hereto.

         (b) Material Adverse Change and Solvency. The Lenders party hereto hereby waive, on an interim basis until Waiver Termination only, the condition precedent to the obligation of any Lender to make an Advance, the obligation of the Issuing Bank to issue or renew a Letter of Credit, and the right of the Borrower to request a Swing Line Borrowing, that the representations and warranties contained in Section 4.01(g) and Section 4.01(o) of the Credit Agreement be correct in all material respects on and as of the date of Borrowing of any Advance or issuance or renewal of any Letter or Credit, as though made on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of proceeds therefrom.

         (c) Period of Effectiveness. (i) The waivers set forth in clauses (a) and (b) above shall be effective solely during the period commencing on the effectiveness of this Amendment No. 4 and ending at Waiver Termination, at which time the foregoing waivers shall terminate and be of no further force or effect. "Waiver Termination" means the earliest to occur of:

                  (A) 12:01 A.M. (New York time) on February 1, 2003;

                  (B) the occurrence of any Default or Event of Default, other than as addressed herein, under the Loan Documents; or

                  (C) the commencement by any holder of Debt or any other Obligation of the Borrower or any of its Subsidiaries of the exercise of any remedy (including, without limitation, acceleration or the making of a demand in respect of such Debt or other Obligation or under any of the Guaranties or any Guaranty Supplement entered into in connection with any such Debt or other Obligation) or the taking of any other action in furtherance of collection or enforcement of any claim or Lien against the Borrower or any of its Subsidiaries or any of their respective assets.

         (d) Limited Effect. Except as provided in clauses (a) and (b) above, this Section 2 shall not operate as a waiver of any right, remedy, power or privilege of the Agents or the Lender Parties under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, upon Waiver Termination, the Agents or the Lender Parties may proceed to exercise any and all of their respective rights and remedies, including, without limitation, their rights and remedies in connection with any Default or Event of Default referred to in clause (a) of this Section 2.

         Section 3. Confirmation By Loan Parties of Obligations. The Loan Parties acknowledge and agree that the aggregate principal amount of the Working Capital Advances, Letter of Credit Advances, Term Advances, Swing Line Advances, and the Available Amount under outstanding Letters of Credit through the date hereof are as follows:


Working Capital Advances                                        $21,000,000

Letter of Credit Advances                                                $0

Tranche A Term Advances                                         $50,000,000

Tranche B Term Advances                                         $99,750,000

Tranche C Term Advances                                         $75,000,000

Swing Line Advances                                                      $0

---------------------------------------------------------------------------
Advances                                                       $245,750,000


Available Amount under outstanding Letters of Credit                     $0

The foregoing amounts do not include unpaid interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents. Each Loan Party agrees and acknowledges that it has no right of offset, defense or counterclaim with respect to any of the foregoing obligations.

         Section 4. Limitation on New Extensions of Credits. The Borrower and the Lenders party hereto hereby agree that notwithstanding any provision to the contrary in the Credit Agreement, (a) at all times on and after the date hereof through January 31, 2003, the sum of the Working Capital Advances, the Swing Line Advances, and the aggregate Available Amount under outstanding Letters of Credit shall not exceed $36,000,000 (the "Maximum Amount"), (b) at all times on and after December 1, 2002, the sum during any week of all Working Capital Advances and all Swing Line Advances made during such week and the aggregate Available Amount under outstanding Letters of Credit issued or renewed during such week shall not exceed $2,500,000 (the "Weekly Limit"), and (c) the Borrower shall not deliver, and the Lender Parties shall not honor, any Notice of

Borrowing, Notice of Issuance, Notice of Renewal or other document the honoring of which would result in the sum of the Working Capital Advances, the Swing Line Advances, and the aggregate Available Amount under outstanding Letters of Credit exceeding the Maximum Amount at any time hereafter through January 31, 2003, or result on and after December 1, 2002 in the sum during any week of all Working Capital Advances and Swing Line Advances made during such week and the aggregate Available Amount under outstanding Letters of Credit issued or renewed during such week exceeding the Weekly Limit; provided that the Maximum Amount may be increased at any time at the sole discretion of, and upon receipt by the Administrative Agent of the written consent of, the Required Lenders; provided further that any increase in the Maximum Amount shall not increase the Commitments of any Lender under any Facility unless such Lender shall have consented thereto in accordance with Section 9.01 of the Credit Agreement.

         Section 5. Eurodollar Rate Advances. Section 2.09 of the Credit Agreement is amended by inserting after the end of paragraph (e) thereof the following phrase:

                   "(f) Notwithstanding any provision herein to the contrary, during the period beginning on the Amendment No. 4 Effective Date through and including January 31, 2003, the Borrower shall not request, and the Lenders shall not honor, any Eurodollar Rate Borrowing having an Interest Period longer than one (1) month."

         Section 6. Deferred Amendment Fee. The Borrower shall pay to the Administrative Agent ratably for the account of each Lender who shall have delivered to the Administrative Agent on or prior to November 29, 2002 a signed counterpart of this Amendment No. 4 a fee of 0.25% of the aggregate amount of the Commitments of all Lenders as of the Amendment No. 4 Effective Date (the "Deferred Amendment Fee"). The Deferred Amendment Fee shall be due and payable no later than the five (5) Business Days after earliest to occur of: (i) any issuance after the Amendment No. 4 Effective Date by the Borrower or any of its Subsidiaries of any Equity Interests, resulting in aggregate gross proceeds to such Loan Party of $5,000,000 or more, (ii) any issuance or incurrence after the Amendment No. 4 Effective Date by the Borrower or any of its Subsidiaries of any Debt (other than the making of any Advance or the issuance or renewal of any Letter of Credit under the Credit Agreement), resulting in aggregate gross proceeds to such Loan Party of $5,000,000 or more, (iii) any purchase, exchange, redemption, tender, defeasance, retirement, conversion or similar offer or transaction (or a series of offers or transactions) by, with or between any Person or Persons in respect of any Equity Interests or Debt of the Company or any of its Subsidiaries existing on the Amendment No. 4 Effective Date, if the aggregate par value thereof, the aggregate face amount of the principal thereof, or the aggregate price therefor paid or payable to or by such Person or Persons in connection with such offer or transaction (or series of offers or transactions) is $5,000,000 or more.

         Section 7. Amendments. (a) Definitions. Section 1.01 of the Credit Agreement is amended by:

                  (i) inserting the following definitions in the proper alphabetical order:

                           "13-Week Forecast" shall have the meaning given such
                  term in Section 5.03(q).

                           "Amendment No. 4 Effective Date" means the date on
                  which all of the conditions to effectiveness of Amendment No. 4 and Waiver No. 1 to the Credit Agreement, dated November 29, 2002, among the Loan Parties, the Lender Parties thereto and the Administrative Agent, shall have been met pursuant to the terms thereof.

                           "Measurement Period" shall have the meaning given
                  such term in Section 5.04(c).

                           "Valuation" shall have the meaning given such term in
                  Section 5.01(w).

                           "Variance Report" shall have the meaning given such
                  term in Section 5.03(q).

                  (ii) adding at the end of clause (g) of the definition of "Debt" the following phrase: ", but excluding in all cases the Borrower's Obligations to redeem the Borrower's Senior Cumulative Convertible Preferred Stock, Series B and the Senior Cumulative Convertible Preferred Stock, Series C,".

         (b) Borrowings. (i) Section 2.01(d) of the Credit Agreement is amended by replacing the phrase "$3 million or an integral multiple of $1 million in excess thereof" in the second sentence thereof with the phrase "$1 million or an integral multiple of $500,000 in excess thereof".

                  (ii) Section 2.02(b) of the Credit Agreement is amended by replacing the phrase "is less than $3 million" in clause (i) thereof with the phrase "is less than $1 million".

         (c) Prepayments. Section 2.06(b) of the Credit Agreement is amended by:

                  (A) amending and restating the second sentence of clause (i), the second sentence of clause (ii), and the second sentence of clause
         (iii) thereof, in each case in its entirety as follows:

                                    "Each such prepayment shall be applied
                           ratably first to the Working Capital Facility as set forth in clause (vi) below, until the sum of the outstanding principal amount of the Working Capital Advances, Letter of Credit Advances and Swing Line Advances and the aggregate Available Amount under outstanding Letters of Credit has, after giving effect to such prepayment, been reduced to $21,000,000; second to each of the Term Facilities on a pro rata basis and to the installments thereof pro rata (provided that any such prepayments of the Tranche A Term Facility shall be as set forth in clause (ix) below); and third to the Working Capital Facility as set forth in clause (vi) below; provided, however, that any such Tranche B Term Lender or Tranche C Term Lender, as the case may be, may, to the extent that there are Tranche A Term Advances outstanding and unused Tranche A Term Commitments elect to refuse such prepayment and such prepayment shall be applied to the Tranche A Term Facility as set forth above."

                  (B) amending and restating the second sentence of clause (vii) there of to read in its entirety as follows:

                                    "Each such prepayment shall be applied
                           ratably first to the Working Capital Facility as set forth in clause (vi) above, until the sum of the outstanding principal amount of the Working Capital Advances, Letter of Credit Advances and Swing Line Advances and the aggregate Available Amount under outstanding Letters of Credit has, after giving effect to such prepayment, been reduced to $21,000,000; second to each of the Term Facilities on a pro rata basis and to the installments thereof pro rata (provided that any such prepayments of the Tranche A Term Facility shall be as set forth in clause (ix) below); and third to the Working Capital Facility as set forth in clause (vi) above; provided, however, that any such Tranche B Term Lender or Tranche C Term Lender, as the case may be, may, to the extent that there are Tranche A Term Advances outstanding and unused Tranche A Term Commitments elect to refuse such prepayment and such prepayment shall be applied to the Tranche A Term Facility as set forth above."

                  (C) replacing the phrase "(i), (ii), (iii) or (vi)" in clause
         (ix) thereof with the phrase "(i), (ii), (iii) or (vii)".

         (d) Conversions of Advances. Section 2.09(b) of the Credit Agreement is amended by replacing the words "$3 million" in clause (i) thereof with the words "$1 million".

         (e) Technical Amendment to Conditions Precedent. Section 3.02 of the Credit Agreement is amended by:

                  (i) inserting the phrase "a Swing Line Advance made by a Working Capital Lender pursuant to" immediately before the words "Section 2.02(f)" in the first parenthetical in the first sentence thereof.

                  (ii) inserting the phrase "over the succeeding five (5) Business Days commencing on the first Business Day after the date of delivery of the applicable Notice of Borrowing" at the end of the parenthetical in subclause (iii) of clause (a) thereof.

         (f) Affirmative Covenants. Section 5.01 of the Credit Agreement is amended by inserting the following after paragraph (r) thereof:

                  "(s) No later than December 18, 2002 with respect to Corporate Checking Account No. 4430000007456387 of the Borrower at SunTrust Bank, and no later than ten (10) Business Days after the Amendment No. 4 Effective Date with respect to each other account of the Borrower or any other Grantor (as defined in the Security Agreement), (i) close, and cause each other Grantor to close, all such deposit accounts (as defined in Section 9.102 of the Uniform Commercial Code as in effect from time to time in the State of New York) with respect to which the Collateral Agent has not received, on or prior to such date, an executed Pledged Account Letter in form and substance satisfactory to the Collateral Agent and (ii) provide, and cause each other Grantor to provide, the Collateral Agent with written confirmation of the closure of any such deposit accounts. Any Grantor required to close a deposit account pursuant to the preceding sentence shall transfer all funds from such deposit account into another deposit account in the name of such Grantor with respect to which a Pledged Account Letter is in effect on such date.

                  (t) (i) No later than November 29, 2002, deliver to the Administrative Agent a business plan and budget of the Borrower and its Subsidiaries for the fiscal period from October 1, 2002 through December 31, 2012, and setting forth matters including but not limited to the matters set forth in clauses (A) through (E) below, and (ii) from time to time thereafter as the Administrative Agent may reasonably request, deliver such schedules and other written and electronic materials containing assumptions, calculations and other information used in preparing such plan and budget):

                  (A) Plans and budgets for each business segment of the Borrower and its Subsidiaries (including but not limited to the PCS business segments of Virginia - East, Virginia - West, and West Virginia), prepared on a quarterly basis for the fiscal period from October 1, 2002 through December 31, 2005, and on an annual basis thereafter through December 31, 2012.

                  (B) On a consolidated basis (and, to the extent available from the Borrower's modeling or otherwise, on a segment basis), projected income statements, projected profit and loss statements, projected balance sheets, projected capital expenditures and projected cash flow statements, prepared on a quarterly basis for the fiscal period from October 1, 2002 through December 31, 2005 (or on an annual basis for any period therein for which projections are not available on a quarterly basis), and on an annual basis thereafter through December 31, 2012.

                  (C) All supporting schedules setting forth projections of sales volumes, network usage, churn, pricing for all business segments to the extent modeled by the Borrower in the development of its projections, including but not limited to supporting schedules setting forth projections of: wireless sales volumes, including usage (minutes of use) by Horizon PCS, Inc.; wireless churn; wireless pricing; components of cost of wireless goods sold and operating expenses; working capital assumptions including accounts receivable and days sales outstanding, accounts payable and days payable outstanding; to the extent available for the fiscal period from October 1, 2002 through December 31, 2003, employees, salaries, wages, commissions, bonuses and other compensation, benefits, social security and pensions costs; and for each fiscal period thereafter through December 31, 2012, salaries, wages and benefits on an aggregate basis.

                  (D) Detailed explanations of assets sales (if any) and other short-term cost reduction and capital expenditure reduction activities.

                  (E) Detailed analysis of actual and budgeted capital expenditures forecasts for the period from October 1, 2002 through March 31, 2003, including a listing by business segment of each undertaking, describing such undertaking and the status of such undertaking (items budgeted, items committed, etc.).

                  (u) (i) Deliver to the Administrative Agent, on a date agreed to by the Administrative Agent upon consultation with the Borrower, a detailed written proposal to modify materially the capital structure of the Borrower and its Subsidiaries, and (ii) update the Administrative Agent no less than weekly, or as otherwise agreed to by the Administrative Agent, of the Borrower's efforts with respect thereto, the Borrower having advised the Agent that through January 31, 2003, the Borrower shall be actively proceeding with a plan with respect to its future capital structure.

                  (v) No later than ten (10) Business Days after the Amendment No. 4 Effective Date, deliver to the Collateral Agent such fixture filings and/or such other instruments set forth in Section 5.01(q)(i) of the Credit Agreement as the Collateral Agent may reasonably request, covering the properties listed as "Material Properties" in the Borrower's annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the United States Securities and Exchange Commission."

         (g) Reporting. Section 5.03 of the Credit Agreement is amended by:

                  (i) inserting immediately before each occurrence of the phrase "Consolidated and consolidating statements of income" in clause (i) of paragraph (p) thereof the phrase "a Consolidated statement of cash flows,";

                  (ii) inserting at the end thereof the following:

                  "(q) Weekly Forecasts. No later than 12:00 PM (New York City time) on Thursday of each week (or if such day is not a Business Day, the immediately succeeding Business Day), (i) the budget of the Borrower and its Subsidiaries for the 13 weeks beginning the next succeeding Monday (each, a "13-Week Forecast"), which shall set forth the Borrower's anticipated uses and sources of funds for such weeks and shall be satisfactory in form and substance to the Administrative Agent in the Administrative Agent's sole discretion, and (ii) a variance report for the preceding week (each, a "Variance Report"), which shall set forth the variance between the anticipated uses and sources of funds of the Borrower and its Subsidiaries for such week as set forth in its 13-Week Forecast last delivered to the Administrative Agent prior to such week and the actual uses and sources of funds of the Borrower and its Subsidiaries for such week, and shall be satisfactory in form and substance to the Administrative Agent in the Administrative Agent's sole discretion. The Borrower shall use commercially reasonable efforts to expend funds during each 13-week period in substantial conformity with the categories and amounts of expenditures reflected in the 13-Week Forecast previously delivered in respect of such 13-week period.

                  (r) Compliance Report. Simultaneously with the delivery of the Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2002, the Consolidated statement of cash flows, the Consolidated and consolidating statements of income and the Consolidated Capital Expenditures Report of the Borrower and its Subsidiaries for the month ended December 31, 2002, and the Consolidated statement of cash flows, the Consolidated and consolidating statements of income and the Consolidated Capital Expenditures Report of the Borrower and its Subsidiaries for the 12-month period ended December 31, 2002 pursuant to Section 5.03(p)(i), and in no event later than January 31, 2003, a preliminary unaudited report of the Borrower demonstrating the Borrower's compliance as of December 31, 2002 with each covenant of the Borrower contained in
         Section 5.04(a), setting forth in reasonable detail the calculations thereof, together with a certificate of the Chief Financial Officer of the applicable Financial Covenants Parties stating that no Default or Event of Default has occurred and is continuing."

         (h) Variance. Section 5.04 of the Credit Agreement is amended by inserting at the end thereof the following:

                  "(c) At any time during the 13-week period covered by the initial 13-Week Forecast delivered pursuant to Section 5.03(q) of the Credit Agreement as amended hereby, the Borrower will not permit the actual aggregate expenditures of the Borrower and its Subsidiaries during the period beginning on the initial day of the initial 13-Week Forecast and ending at such time (the "Measurement Period") to exceed by more than $5,000,000 the aggregate anticipated expenditures of the Borrower and its Subsidiaries during such Measurement Period as set forth in such initial 13-Week Forecast; provided, however, that solely for the purpose of calculating compliance with the foregoing covenant, amounts payable or paid by the Borrower or any of its Subsidiaries to PrimeCo Personal Communications L.P. under subleases of certain digital switching and network equipment shall be excluded from such aggregate anticipated and actual expenditures otherwise included in any 13-Week Forecast or in any Variance Report."

         (i) Events of Default. Section 6.01 of the Credit Agreement is amended by:

                  (i) Inserting after the phrase "5.03" in paragraph (c) thereof the phrase "(other than 5.03(q) and 5.03(r))"; and

                  (ii) relettering clauses (d) through (o) thereof as clauses
         (e) through (p), respectively, and inserting immediately after clause
         (c) thereof the following:

                           "(d) the Borrower shall fail to observe or perform
                  the covenant contained in Section 5.01(s), (t), (u), or (v), or 5.03(q) or (r) hereof and such default shall continue unremedied for more than one (1) Business Day; or".

         Section 8. General Release. In consideration of, among other things, the waivers provided for herein, each Loan Party, on behalf of itself and its Subsidiaries and its and their successors and assigns (collectively, "Releasors"), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, defenses, crossclaims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits costs, expenses and damages (collectively, the "Claims"), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Administrative Agent and any Lender Party and their respective affiliates, shareholders and "controlling persons" (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the "Releasees"), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Amendment No. 4. Acceptance by the Borrower of the consideration provided for herein and the terms hereof shall constitute a ratification, adoption and confirmation by Releasors of the foregoing general release of all Claims against any Releasee which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date hereof. In entering into this Amendment No. 4, each Loan Party has consulted with and been represented by counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall be immediately effective upon execution of this Amendment No. 4 and shall survive the termination of the Credit Agreement and the other Loan Documents and payment in full of all amounts owing thereunder.

         Section 9. Representations Correct; No Default. The Borrower represents and warrants that on and as of the date hereof (i) the representations and warranties contained in the Credit Agreement (other than the representations and warranties set forth in Section 4.01(g) and Section 4.01(o)) are true as though made on and as of the date hereof (except to the extent a representation or warranty references a specific date, in which case, such representation or warranty is true as of such date) and (ii) no Default or Event of Default has occurred and is continuing.

         Section 10. Governing Law. This Amendment No. 4 shall be governed by and construed in accordance with the laws of the State of New York.

         Section 11. Counterparts. This Amendment No. 4 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Section 12. Effectiveness. This Amendment No. 4 (other than Section 7(c) hereof) shall become effective (and shall be binding on all Lender Parties and each Loan Party) as of the date hereof when:

                  (i) the Administrative Agent shall have received from each of the Borrower and the Required Lenders a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof;

                  (ii) all invoices previously delivered to the Borrower by the Administrative Agent, Davis Polk & Wardwell (including the retainer fee set forth in such invoice delivered by Davis Polk & Wardwell), FTI Consulting, Inc. and Shearman & Sterling;

                  (iii) the Administrative Agent shall have received from the Borrower the initial 13-Week Forecast pursuant to Section 5.03(q) of the Credit Agreement, as amended hereby, for the 13-week period beginning on the date hereof, or if such day is not a Monday, the period beginning on the Monday immediately following the date hereof; and

                  (iv) the Administrative Agent shall have received from each Grantor (as defined in the Security Agreement) a signed counterpart of the Consent attached hereto as Exhibit I;

provided, however, that the provisions of Section 7(c) hereof shall become effective and binding on all Lender Parties and on each Loan Party only upon satisfaction of each of the foregoing conditions precedent, and the receipt by the Administrative Agent of a counterpart hereof signed by each Lender or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such parties have signed a counterpart hereof.





                            [Signature Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the date first above written.

                                   NTELOS INC., as Borrower

                                   By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                   MORGAN STANLEY SENIOR FUNDING, INC., as
                                        Administrative Agent and as a Lender

                                   By:
                                        ----------------------------------------



                                   LENDERS:


                                   By:
                                        ----------------------------------------